As filed with the Securities and Exchange Commission on December 8, 2016

Registration No. 333-203010

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

to

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Envision Healthcare Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	45-0832318
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

6363 South Fiddler’s Green Circle, 14th Floor

Greenwood Village, CO 80111

(303) 495-1200

(Address, including Zip Code, and Telephone Number, including Area Code of Registrant’s Principal Executive Office)

ENVISION HEALTHCARE HOLDINGS, INC. 2015 EMPLOYEE STOCK PURCHASE PLAN

(Full title of the plan)

Craig A. Wilson, Esq.

Senior Vice President, General Counsel and Secretary

Envision Healthcare Corporation

6363 South Fiddler’s Green Circle, 14th Floor

Greenwood Village, CO 80111

(303) 495-1200

(Name, address and telephone number of agent for service)

With copies to:

Peter J. Loughran, Esq.

Debevoise & Plimpton LLP

919 Third Avenue

New York, New York 10022

(212) 909-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer  ☒

Accelerated filer  ☐

Non-accelerated filer  ☐ (Do not check if a smaller reporting company)

Smaller reporting company  ☐

RECENT EVENTS: DEREGISTRATION

This Post-Effective Amendment relates to the Registration Statement on Form S-8 (No. 333-203010) (the “Registration Statement”) of Envision Healthcare Holdings, Inc. (the “Company”), that was filed with the Securities and Exchange Commission on March 26, 2015. The Registration Statement registered 1,200,000 shares of Common Stock, par value $0.01 per share, of the Company (“Company Common Stock”) for issuance under the Company’s 2015 Employee Stock Purchase Plan.

On December 1, 2016, pursuant to an Agreement and Plan of Merger, dated as of June 15, 2016 (the “Merger Agreement”), by and among the Company, New Amethyst Corp. (“New Amethyst”) and AmSurg Corp. (“AmSurg”), the Company and AmSurg merged with and into New Amethyst, with New Amethyst surviving the merger under the name Envision Healthcare Corporation.

In accordance with the terms of the Merger Agreement, the Company has terminated all offerings of Company Common Stock pursuant to the Company’s 2015 Employee Stock Purchase Plan, including pursuant to the Registration Statement. In accordance with the undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any shares of Company Common Stock that remain unsold at the termination of the offering, the Company is filing this Post-Effective Amendment No. 1 to the Registration Statement and hereby removes from registration all shares of Company Common Stock registered under the Registration Statement that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenwood Village, State of Colorado, on December 8, 2016.

ENVISION HEALTHCARE CORPORATION, as successor by merger to Envision Healthcare Holdings, Inc.

By:	/s/ Craig A. Wilson
Name: Craig A. Wilson
Title: Senior Vice President, General Counsel and Secretary

No other person is required to sign this Post-Effective Amendment No. 1 in reliance upon Rule 478 under the Securities Act of 1933, as amended.